PURCHASE AND ASSUMPTION AGREEMENT


This is a Purchase and Assumption Agreement (this "Agreement") dated as of July 21, 1997, between Peoples First National Bank and Trust, a national banking association ("Purchaser"), and Republic Bank & Trust Company, a Kentucky banking corporation ("Seller").

WHEREAS, Seller conducts business (the "Business") at a branch in Benton, Kentucky ("Seller Office"); and

WHEREAS, Purchaser desires to acquire and assume and Seller desires to sell and assign certain assets and certain deposit liabilities associated with the Seller Office.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, and other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                             PURCHASE AND ASSUMPTION

1.01 PURCHASE AND SALE OF ASSETS. At the Closing (defined below), Purchaser shall purchase and Seller shall sell certain assets relating to the Seller Office pursuant to the terms and conditions set forth herein. The assets of the Seller Office, as more fully described in Section 1.02 below, are hereinafter referred to as the "Seller Assets". At the Closing, Purchaser shall assume the "Seller Deposit Liabilities" (as hereinafter defined) relating to the Seller Office. The acquisition by Purchaser from Seller of the Seller Assets and the assumption of Seller Deposit Liabilities pursuant to the terms and conditions set forth herein is sometimes referred to herein as the "Acquisition".

1.02 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on and as of the close of business on the Closing Date (defined below), Seller shall assign, transfer, convey and deliver to Purchaser, the Seller Assets, as described in subparagraphs (a) through (i), inclusive of this Section 1.02:

         (A) REAL ESTATE. The real estate on which the Seller Office is situated together with all improvements thereon and all easements associated therewith (the "Real Estate") by general warranty deed, substantially in the form attached hereto as Annex 1.02(a). Seller shall provide to Purchaser as soon as reasonably possible after the execution of this Agreement the legal descriptions for such real estate, and all title information, surveys and environmental assessments or investigations in the possession of, or available to, Seller.

         (B) PERSONAL PROPERTY. All of the furniture, fixtures and equipment and other tangible personal property located at the Seller Office (the "Fixed Assets"). The Fixed Assets shall include, without limitation, the assets to which the Purchase Price is allocated as set forth on Annex 1.02(b). The Fixed Assets shall not include the assets specifically listed on Annex 1.02(b) as being retained by Seller.

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         (C) RECORDS OF THE SELLER  OFFICE.  All records and original  documents
         (if available) related to Seller Assets transferred or liabilities assumed by Purchaser hereunder including, but not limited to Seller Deposit Liabilities.

         (D) SAFE DEPOSIT BUSINESS.   Not applicable to this Agreement.

         (E) CONTRACTS OR AGREEMENTS. All of Seller's right, title and interest in and to the maintenance and service agreements attributable to the Seller Office, as listed on Annex 1.02(e) (the "Assumed Contracts").

         (F) CASH ON HAND. All cash on hand at the Seller Office as of the close of business on the Closing Date.

         (G) PREPAID EXPENSES. Those prepaid expenses attributable to the Seller Office as of the close of business on the Closing Date, which prepaid expenses shall be identified on a list mutually acceptable to both parties hereto within 30 days from the date of the execution of this Agreement.

         (H) LOANS SECURED BY DEPOSIT ACCOUNTS. All loans attributable to the Seller Office (including all interest earned but not collected) that are either (i) at least 100% collateralized by Seller Deposit Liabilities and are not more than twenty (20) days past due on the Closing Date or otherwise involved in any type of litigation or (ii) particular loans outstanding pursuant to overdraft lines that are specifically identified in writing by Purchaser prior to the Closing as being acquired by the Purchaser. The foregoing loans are collectively referred to as the "Loans". The Loans as of the date of this Agreement are set forth on Annex 1.02(h).

         (I) RESIDUAL ASSETS. All of the remaining intangible assets, including, without limitation, goodwill (Purchaser understands that Seller does not have any goodwill reflected on its books with respect to the Seller Office), associated with the Seller Assets, Seller Office and Seller Deposit Liabilities and any claims of Seller against third parties with respect to such Seller Assets, Seller Office and Seller Deposit Liabilities, to be transferred to the Purchaser hereunder.

1.03 ACCEPTANCE AND ASSUMPTION. Subject to the terms and conditions of this Agreement on and as of the close of business on the Closing Date, Purchaser shall:

         (A) SELLER ASSETS. Receive and accept all of the Seller Assets assigned, transferred, conveyed and delivered to Purchaser by Seller pursuant to this Agreement.

         (B) SELLER DEPOSIT LIABILITIES. Assume and thereafter discharge the "Seller Deposit Liabilities" (as hereinafter defined). The term "Seller Deposit Liabilities" means all of Seller's obligations, duties and liabilities under each deposit account which is attributable to the Seller Office as of the close of business on the Closing Date (the "Deposit Accounts"), as reflected on the books of Seller. The Seller Deposit Liabilities include accrued, but unpaid interest on the Deposit Accounts calculated through the close of business on the Closing Date in accordance with the Seller's books and records. The Seller Deposit

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         Liabilities do not include (i) escheatable accounts or accounts subject to or involved in any form of litigation, (ii) accounts that are overdrawn on the Closing Date, and (iii) affiliate accounts. The Deposit Accounts referred to in the immediately preceding sentence include, without limitation, passbook accounts, statement savings accounts, super NOW accounts, money market accounts, checking accounts and NOW accounts, Individual Retirement Accounts ("IRAs") of the type Purchaser is eligible to administer, and certificates of deposit. Annex 1.03(b) is a listing of the Deposit Accounts and their respective balances as of the date listed therein. Seller represents and warrants that the Total Seller Deposit Liabilities (as defined below) is equal to $33,563,291. The "obligations, duties and liabilities" referred to in this Section 1.03(b) include, without limitation, the obligation to pay and otherwise process all Seller Deposit Liabilities in accordance with applicable law and their respective contractual terms as reflected in the Seller's books and records, and the duty to supply all applicable reporting forms for post-closing periods, including, without limitation, Form 1099s, relating to the Deposit Liabilities.

         (C) OTHER LIABILITIES. Fully and timely perform and discharge, as the same may be or become due, the Assumed Contracts and any other liabilities specifically assumed by Purchaser under the terms of this Agreement.

         (D) NO ASSUMPTION OF LIABILITIES. Except for the Assumed Contracts, Seller Deposit Liabilities, and any other obligations or liabilities specifically assumed by Purchaser under this Agreement, it is expressly understood and agreed that Purchaser shall not assume or be liable for any of the debts, obligations or liabilities of Seller of any kind or nature whatsoever including, but not limited to, any debt (except to the extent the same has been credited to Purchaser by proration at Closing) or tax including any bank shares, franchise or related tax, any liability for unfair labor practices, any liability or obligation of Seller arising out of any threatened or pending litigation, any liability with respect to personal injury or property damage claims, any liability arising out of claims of employees employed at the Seller Office for bonuses, salaries, sick leave, vacation, wages or other payments or benefits in respect of services performed at the Seller Office prior to the Closing, any liability under or in connection with any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained by Seller and covers any employees at the Seller Office, any liability Seller may have incurred or will incur in connection with the transactions contemplated by this Agreement, any liability arising out of any action or inaction occurring on or prior to the Closing Date and relating to one or more Seller Deposit Accounts, including but not limited to the lack of a taxpayer identification number for an account holder or the lack of compliance with any federal or state law or regulation with respect to one or more Seller Deposit Accounts, or any other liability Seller may have incurred prior to the Closing in connection with the operation of the Seller Office and which has not been credited to Purchaser through proration or specifically assumed by Purchaser under this Agreement.

1.04     PAYMENT OF FUNDS.  Subject to the terms and conditions hereof, at the
Closing:

         (A) NET PAYMENT. Seller shall make available and transfer to Purchaser in the manner specified in Sections 4.04 and 4.05 hereof, funds equal to the difference between the aggregate balance of Seller Deposit Liabilities (including interest posted or accrued to such accounts but excluding accrued interest paid directly to depositors by check or otherwise transferred to an account which is not being assumed

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         hereunder;  for all purposes under this Section 1.04, the amount of the
         Seller Deposit Liabilities with respect to certificates of deposit and time deposits shall be determined as if the average effective interest rate over the term of the deposit accrues throughout the term of the deposit regardless of whether, under the terms of the deposit, the interest rate increases or decreases at different times; for example, if a $100,000 certificate of deposit has an average effective interest rate of 6%, but, has only paid interest at a 5% rate, the Seller Deposit Liabilities would include the $100,000 principal plus interest calculated at 6% through the Closing Date minus any amount of interest already paid out on that certificate of deposit), less the following:

                  (1) the "Deposit Premium" which shall equal to seven and one-quarter percent (7.25%) of the Total Seller Deposit Liabilities. "Total Seller Deposit Liabilities" shall equal the daily average of the balances of the Seller Deposit Liabilities for the thirty day period ending on May 15, 1997;

                  (2) the amount (net of depreciation) that the Real Estate and the Fixed Assets are reflected on Seller's financial statements (determined in accordance with generally accepted accounting practices, consistently applied, as of the last calendar month-end to occur on or before the Closing Date );

                  (3) the amount of cash on hand at the Seller Office as of the close of business on the Closing Date;

                  (4) the amount of prepaid expenses agreed upon as provided in Paragraph 1.02(g) recorded or otherwise reflected on the books of Seller as being attributable to the Seller Assets as of the close of business on the Closing Date; and

                  (5) the value of the Loans. For purposes of this subparagraph 5, the term "value" shall mean the aggregate of the outstanding principal balances of the Loans together with accrued but unpaid interest to the date of Closing and accrued unpaid loan fees for periods prior to the Closing Date calculated in accordance with generally accepted accounting principles, consistently applied.

         The aggregate payment by Purchaser of the purchase price of the Assets as referenced in this Section 1.04(a)(1) though (5), inclusive, is sometimes hereinafter referred to as the "Acquisition Consideration".

         (B) ACQUISITION CONSIDERATION. The Acquisition Consideration shall be computed as set forth in this Agreement. The allocation of the Acquisition Consideration is set forth in Annex 1.02(b), and except as otherwise set forth herein, is subject to adjustment by written agreement  between  Purchaser  and Seller.  Such  agreement  shall not,
         however,   result  in  a  recalculation  or  adjustment  to  the  total
         Acquisition   Consideration  which  shall  be  computed  in  accordance
         herewith.

         (C) REIMBURSEMENT AND PRORATION OF CERTAIN EXPENSES. All other expenses due and payable at the time of Closing relating to (1) the Seller Deposit Liabilities assumed by Purchaser (excepting any entrance and/or exit fees imposed by the FDIC but including regular premiums paid to the FDIC for insurance on the Seller Deposit Liabilities which regular premiums will be prorated according to a formula agreed to by the Seller and Purchaser based on the standard formula promulgated by the FDIC, the amount of the Seller Deposit Liabilities assumed by Purchaser and the number of days during any period for which Seller has prepaid premiums to the FDIC that Purchaser has held the Seller Deposit Liabilities), (2) the Seller Assets transferred to Purchaser hereunder, including all rents, real estate taxes, assessments (but not bank deposit taxes), utility payment, payments due on leases assigned, payments due on assigned service and maintenance contracts and similar expenses, shall be prorated between Purchaser and Seller as of the close of business on the Closing Date. Any reimbursement payment due from Purchaser to Seller or from Seller to Purchaser pursuant to the terms of this Section 1.04(c) shall be made in the manner specified in
         Section 4.04 herein.

         (D) EXIT/ENTRANCE FEES. Any exit and entrance fees imposed by the FDIC or any other authorized government or regulatory entity upon Purchaser or Seller as a result of the transaction contemplated herein, whether assessed before or after the Closing, shall be paid directly by Purchaser. Purchaser shall be solely responsible for paying such fees directly (or reimbursing Seller for such fees if levied against Seller), as it may be required by applicable law and regulation, and Purchaser shall have no claim or recourse against Seller resulting from the imposition or collection of such fees. Any one time assessment relating to savings association insurance fund insured deposits, levied against Seller or Purchaser and relating to the Seller Deposit Liabilities shall be paid by the party against whom it is levied.

                                   ARTICLE II

                            COVENANTS OF THE PARTIES

2.01 REGULATORY APPROVALS. As promptly as practicable (but in any case within 30 days) after execution of this Agreement, Purchaser and Seller shall prepare and submit for filing any and all applications, filings, and registrations with and notifications to, all state and federal authorities required on the part of Purchaser and Seller for the transaction contemplated by this Agreement to be consummated at the Closing. Thereafter, Purchaser and Seller shall pursue all such applications, filings, registrations, and notifications diligently and in good faith and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for said transaction to be consummated at such Closing. Prior to filing any such application, filing, registration or notification, or amendment or supplement thereto, the filing party shall provide the other party with reasonable opportunity to review and comment thereon. The filing party shall provide the other party with final copies of such documents, as filed, and, promptly after receipt, copies of written communications from the agency or authority with which such filing was made, or telephonic notice of material non-written communications. Notwithstanding the foregoing, neither party shall be required to provide the other party with any such information which constitutes confidential business information which is subject to confidentiality pursuant to the Freedom of Information Act or corresponding state law.

2.02 OPERATION OF OFFICE. Seller shall continue to operate Seller Office in a manner equivalent to that manner and system of operation employed immediately prior to the date of this Agreement. Seller will use commercially reasonable efforts to prevent harm or damage to the reputation of the Seller Office or material reduction of the existing Seller Deposit Liabilities. Except with the prior written consent of the Purchaser, (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the Closing, Seller shall not:

         (a) conduct business at the Seller Office other than in the usual, regular and ordinary course or fail to use its best efforts to preserve the Seller Office intact or to preserve the good will of the customers at and others having business with the Seller Office;

         (b) sell, lease, encumber, or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of the Seller Assets or any of the collateral securing the Loans;

         (c) cause the Seller Office to transfer any Deposits, including, without limitation, to Seller's or any affiliates' other operations or branches, except upon the unsolicited request of a depositor in the ordinary course of business;

         (d) agree to increase the salary, remuneration or compensation (including insurance, pension or other benefit plan) payable or to become payable to persons employed at the Seller Office other than in accordance with Seller's customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

         (e) hire any new employees at the Seller Office without making a good faith effort to give Purchaser prior notice;

         (f) violate any law, statute, rule, governmental regulation, order or undertaking which violation would have a material adverse effect on the Seller Assets;

         (g) invest in any Fixed Assets on behalf of the Seller Office, except for commitments made on or before the date of the Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

         (h) offer any special deposit rate promotion with respect to the Deposit Accounts or potential accounts except those offered by Seller at all or substantially all of its branch offices;

         (i) take any action to artificially inflate the amount of the Seller Deposit Liabilities.

2.03 INSURANCE. During the period from the date of this Agreement and continuing until the Closing, Seller shall maintain in effect all current insurance policies insuring the Seller Assets.

2.04 INFORMATION CONCERNING AND ACCESS TO SELLER OFFICE. Seller shall permit officers and authorized representatives of Purchaser access upon reasonable notice to Seller to inspect the Seller Office during normal business hours or at such other time mutually agreed upon by both parties, and to permit Purchaser to make or cause to be made such reasonable investigation of information and materials relating to the financial condition, assets and liabilities of the

Seller Office including general and subsidiary ledgers, deposit records, audit reports and any other information concerning the business, property, personnel and legal questions concerning the Seller Office (or related to the physical condition of the Seller Office) as Purchaser reasonably deems necessary;
provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere with the normal operations of the Seller Office; and provided further, that nothing in this Section 2.04 shall be deemed to require Seller to breach any obligation of confidentiality not to reveal any proprietary information, trade secrets, marketing plans, strategic plans or information not related to the transaction contemplated by this Agreement.

2.05 INFORMATION CONCERNING TITLE TO REAL ESTATE. As soon as reasonably practicable after the date of this Agreement, Purchaser shall obtain preliminary title reports and surveys with respect to the Real Estate. Purchaser shall notify Seller in writing of any disapproved liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights of way, or other matters affecting title to the Real Estate (collectively the "Liens"). Seller shall have thirty (30) days following receipt of such written notice of objection to any such Liens to cause a removal of any such Liens. Unless the Purchaser objects to any such Liens they shall be considered accepted and Purchaser shall be deemed to have accepted such Liens and shall have no further recourse with respect thereto (thereafter such Liens shall be "Permitted Liens"), provided that, the following shall be Permitted Liens and shall not be disapproved: (a) mechanics', carriers', workers and other similar liens arising in the ordinary course of business (but only to the extent that Seller shall have paid off the entire liability giving rise to such liens prior to the Closing), (b) minor imperfections of title, none of which shall individually or in the aggregate materially detract from the value of or impair the use of the real property subject thereto, or impair the operation of the Business; (c) zoning laws that do not impair the present use of the property subject thereto; and (d) liens for current taxes not yet due and payable.

2.06 COOPERATION OF PARTIES. Purchaser hereby covenants to Seller and Seller hereby covenants to Purchaser that, from the date hereof until the Closing, such party shall cooperate fully with the other party in obtaining any consents, approvals, permits or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement. The parties further agree to consult and cooperate with each other and to get the prior approval of the other regarding press releases and other media releases in connection with the transaction contemplated by this Agreement and to otherwise cooperate to effect the smooth transition of the Seller Assets and Seller Deposit Liabilities to Purchaser. In addition, within thirty (30) days of the date hereof, Seller shall provide to Purchaser (1) a detailed explanation of Seller's file layouts used in connection with the servicing of the Deposit Accounts, and (ii) a computer tape listing the current balances and account numbers for the Deposit Accounts.

2.07 DISCLOSURES. From the date hereof until and through the Closing Date, neither party shall, except for the making of filings with the Securities and Exchange Commission, issue or publicly disclose, or permit any of its affiliates to issue or publicly disclose, any press release or other information concerning the transactions contemplated hereby, without first providing a copy of such press release or other information to, and obtaining a written approval of, the other party, which approval shall not be unreasonably withheld.

2.08 CONVERSION. From the date hereof through the Closing Date, Seller shall cooperate and work with Purchaser to complete the tasks required to facilitate the conversion. Such tasks include, but are not limited to, providing Purchaser with updated cartridges, files and other items as are reasonably necessary to complete the conversion process and related testing procedures. Within thirty
(30) days from the date hereof, Seller shall provide Purchaser with initial computer cartridge reports and related documentation on the Deposit Accounts in a format currently used by Seller and Seller will reasonably cooperate with Purchaser in Purchaser's conversion of such format to one which is reasonably acceptable to Purchaser. Seller shall provide to Purchaser on the day following the Closing, conversion tapes as of the Closing Date. Seller agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion of the Deposit Accounts for a period of ninety (90) days following the date that the conversion is completed. If Purchaser requests, Seller shall reformat or data scrub the conversion tapes and Purchaser shall reimburse Seller for any costs and expenses incurred by Seller in such reformatting or data scrubbing. Promptly following the Closing, Seller will provide to its customers final statements, including interest payments/credits of accrued interest, for all Deposit Accounts, other than IRA accounts, as of the Closing. Seller shall also provide magnetic records of the final customer statements to Purchaser.

2.09  SAFE DEPOSIT BUSINESS.  Not applicable to this Agreement.

2.10 CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, Purchaser and its affiliates shall not undertake any marketing or advertising efforts specifically directed to Seller's customers or take any other action intended to reduce the amount of the Deposits as of the Closing Date. Purchaser shall not, between the date of this Agreement and the Closing Date, conduct its business and operations in such a manner as to intentionally impair its ability to consummate the transactions contemplated hereunder nor will it intentionally engage in any transaction, take any action or omit to take any action, which could be expected to impair its ability to consummate the transactions contemplated hereunder.

2.11 FIDUCIARY RELATIONSHIPS. Purchaser shall perform all of the fiduciary relationships of Seller arising out of any retirement accounts included within the Deposits, and with respect to such accounts, Purchaser shall assume all of the obligations and duties of Seller as fiduciary and succeed to all such fiduciary relationships of Seller as fully and to the same extent as if Purchaser had originally acquired, incurred or entered into such fiduciary relationship; provided that Purchaser is not hereby assuming any liability for any breach of fiduciary duty that occurs prior to the Closing.

2.12 NOTICES OF DEFAULT. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

2.13 REGULATORY MATTERS. Neither Purchaser nor Seller, nor any of their respective affiliates, has received any indication from any federal, state or other governmental agency, or has any other reason to believe, that such agency would oppose or refuse to grant or issue its consent or approval, if required, or impose any materially adverse condition, with respect to the transaction contemplated hereby.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.01 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

         (A) GOOD STANDING AND POWER OF PURCHASER. Purchaser is a state banking corporation, duly organized, and validly existing, and in good standing under the laws of the Commonwealth of Kentucky, with corporate power to own its properties and to carry on its business as presently conducted and to consummate the transactions contemplated hereby. The deposits of Purchaser are insured by the Bank Insurance Fund.

         (B) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms.

         (C) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by Purchaser and a consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Incorporation or By-laws of Purchaser, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any contract, agreement or instrument to which Purchaser is subject, except for any such conflict, breach, violation, default, acceleration or lien which would not have a material adverse effect on the Purchaser's ability to perform its obligations hereunder.

         (D) NO BROKER. No broker or finder, or other party or agent performing similar functions, has been retained by Purchaser or is entitled to be paid based upon any agreements, arrangements or understandings made by Purchaser in connection with the transaction contemplated hereby. Any payment to which such a broker or finder is entitled shall be the sole responsibility of Purchaser.


3.02 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

         (A) GOOD STANDING AND POWER OF SELLER. Seller is a state banking corporation, duly organized, and validly existing, and in good standing under the laws of the Commonwealth of Kentucky, with corporate power to own its properties and to carry on its business as presently conducted and to consummate the transactions contemplated hereby. The deposits of Seller are insured by the Bank Insurance Fund and the Savings
         Association   Insurance   Fund   ("SAIF")  in   accordance   with  FDIC
         regulations.

         (B) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms.

         (C) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by Seller and a consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Charter, Articles of Incorporation or By-laws of Seller, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any contract, agreement or instrument to which Seller is subject, except for any such conflict, breach, violation, default, acceleration or lien which would not have a material adverse effect on the Seller Assets or Seller's ability to perform it obligations hereunder.

         (D) TITLE TO SELLER ASSETS. Seller is the sole owner of each of the Seller Assets free and clear of any mortgage, lien or encumbrance. The Real Estate constitutes all of the real property used in the operation of the Seller Office, including without limitation, for parking and ingress and egress. Seller is the sole owner of a fee simple interest in, and has good and marketable title to, the Real Estate, free and clear of any mortgage, lien or encumbrance other than the Permitted Liens, and shall convey the Real Estate to Purchaser by delivery at Closing of a general warranty deed conveying title subject to said Permitted Exceptions.

         (E) ZONING MATTERS. There are no uncorrected violations of zoning and/or building codes relating to the Seller Office.

         (F) ENVIRONMENTAL MATTERS. There is no material environmental defect in or associated with the Seller Office or the Real Estate resulting from actions or omissions to act of Seller, and to Seller's best knowledge, there is no condition existing thereon which would give rise to liability of Purchaser under federal, state or local environmental laws and regulations. Seller has not received written notification from any person that any hazardous substance, as defined under Section 104(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, has been disposed of, buried beneath, percolated beneath or otherwise exists on the aforementioned real estate, or that it is a "potentially responsible party" as defined under said statute. Seller agrees to permit Purchaser, or its designees to enter upon the Real Estate to conduct environmental site assessments, and Seller agrees to cooperate with Purchaser or its designees in this regard.

         (G) TAXES. Seller shall pay, credit Purchaser for paying, or make appropriate provision to pay in accordance with ordinary business practices all federal, state and local income, excise, payroll, withholding, property, franchise, shares, sales, use and transfer taxes, if any, which have accrued (whether or not they are due and payable) through the date of Closing. Any claims for refunds of taxes which have been paid by Seller shall remain the property of Seller.

         (H) THIRD-PARTY CLAIMS. There are no actions, suits or proceedings, pending or, to the best of Seller's knowledge, threatened against or affecting Seller or any interest or right of Seller, as such might relate to the Seller Office or against or affecting the Seller Assets, the Seller Deposit Liabilities, or the banking business of the Seller Office.

         (I) NO BROKER. No broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transaction contemplated hereby. Any payment to which such a broker or finder is entitled shall be the sole responsibility of Seller.

         (J) ASSETS. Seller has not received notice nor has knowledge that any governmental authority considers the Seller Office to violate or to have violated, fire, zoning, heath, safety, building, hazardous waste or environmental code or other ordinance, law or regulation or order of any government or agency, body or subdivision thereof, or any private covenants, restrictions or easements. The Fixed Assets are used in the operation of the Seller Office and are in satisfactory condition taking into account their age and reasonable wear and tear.

         (K) COMPLIANCE WITH LAWS. Seller is in material compliance with all statutes and regulations applicable to the Seller Assets, the Seller Deposit Liabilities and the conduct of the Seller Office. Seller has not received notice from any agency or department of federal, state or local government asserting a violation of any law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) that would have a material adverse effect on the financial condition, results of operations or business of the Seller Office or the Seller Assets. Seller holds all permits, licenses, exemptions, orders and approvals of all governmental entities which are necessary to the operation of the Seller Office and to the best of Seller's knowledge, is in compliance with the terms thereof. Seller has filed all Currency Transaction Reports with respect to all transactions required to be reported under the Bank Secrecy Act and regulations adopted pursuant thereto. With respect to the Deposit Accounts, Seller has complied with specified information reporting requirements pursuant to Section 6723 of the Code and any applicable regulations thereunder, or established "reasonable cause" pursuant to Section 6724 of the Code for information returns required to be filed on or after December 31, 1995.

         (L) DEPOSITS. The deposit records of Seller accurately reflect the Deposit Accounts and are and shall be sufficient to enable Purchaser to conduct a banking business with respect to the Seller Office. Seller has not transferred any deposit accounts held by Seller at the Seller Office to any of Seller's other branches, or to any branch of any Seller affiliate, except at the express unsolicited request of the depositor in the ordinary course of business. Seller has not transferred any deposit accounts from any of Seller's other branches or from any branches of an affiliate of Seller to the Seller Office, except as set forth in schedule 3.02(i) or at the express unsolicited request of the depositor in the ordinary course of business. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Seller Deposit Liabilities and the terms and conditions and other documentation with respect to the Seller Deposit Liabilities complies in all material respects with all applicable laws and regulations and has been provided to Purchaser. The Seller Deposit Liabilities are insured by the Federal Deposit Insurance Corporation to the full extent provided by federal law and regulations. Seller is in material compliance with all terms and conditions and other documentation applicable to the Seller Deposit Liabilities. Seller shall deliver to Purchaser as of the Closing Date (i) TINs (or record of appropriate exemption) for all holders of Seller Deposit Liabilities; and (ii) all other information in Seller's possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Seller Assets or Seller Deposit Liabilities and the holders thereof. Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller's customers. To the best of Seller's knowledge, there are not any "kiting" schemes associated with any of the Seller Deposit Liabilities.

         (M) LOANS. All of the Loans have been made for good, valuable and adequate consideration in the ordinary course of business of Seller, are evidenced by notes or other evidences of indebtedness that are true, genuine, and enforceable in accordance with their terms. Each of the Loans is secured by a first priority security interest in a Deposit Account with a balance greater than that of the Loan. Each such security interest is evidenced by a security agreement that is true, genuine, and enforceable in accordance with its terms. No Loan has been adversely classified in any regulatory examination or by Seller's internal classification system and no Loan is 90 days or more past due, has been restructured or is classified as nonaccrual. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Loans that have been cited in any compliance report to Seller as a result of examination by any regulatory authority and the loan documentation with respect to the Loans complies in all material respects with all applicable laws and regulations.

         (N) ASSUMED CONTRACTS. Seller has delivered to the Purchaser true and correct copies of the Assumed Contracts. Each of the Assumed Contracts is valid and in full force and effect in accordance with its terms and the Seller knows of no defaults under any Assumed Contract. No event or condition has occurred or exists, or , to the best knowledge of the Seller, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the Assumed Contracts. There are no contracts or agreements that relate to the Seller Office that have not been disclosed to the Purchaser. Seller shall provide Purchaser with the proper trust documents for any retirement accounts assumed by Purchaser under this Agreement.

3.03     EMPLOYEE MATTERS.

         (a) Purchaser shall consider for employment each person (each an "Affected Employee") who is employed at the Seller Office on the date of this Agreement after the Closing Date on an at will basis as a new employee of Purchaser and in accordance with this Section 3.03. Each Affected Employee who is employed by Purchaser as of the Closing Date shall be (i) employed upon terms and conditions, including, without limitation, salary and eligibility for benefits, including welfare, pension, severance and vacation benefits, substantially equivalent to other newly hired employees of Purchaser with similar responsibilities and (ii) given credit for their length of service with Seller for purposes of eligibility and vesting (but not benefit accrual) under Purchaser's employee benefit plans (including, without limitation, any vacation, sick leave, and severance policies); provided that there may be an interim period of time between the Closing and the effectivenes of eligibility under the plans.

         (b) Purchaser shall not assume any accrued vacation or sick days, severance benefits or other benefits owed to any Affected Employee by Seller as of (and including) the Closing Date.

                                   ARTICLE IV

                                     CLOSING

4.01 CLOSING AND CLOSING DATE. Unless otherwise agreed to in writing, the transaction contemplated by this Agreement shall be consummated and closed (the "Closing") at the offices of Brown, Todd & Heyburn PLLC at 12:00 noon on the twelfth business day after all required regulatory approvals have been obtained and all applicable waiting periods have expired, or such other time and date which is mutually agreed upon by Purchaser and Seller (the "Closing Date").

Notwithstanding anything contained in this Section 4.01 to the contrary, if the Closing does not occur on or before November 30, 1997, either party may terminate this Agreement, upon written notification to the other party. Such deadline shall be automatically extended to January 31, 1998 if the Closing does not occur by the November 30, 1997 deadline due to the failure (which is beyond the control of Purchaser) of state or federal regulatory authorities to approve the transaction by a date which would allow the Closing to occur by November 30, 1997 (the "Termination Date"). The parties may, however, prior to either deadline, agree to an extension of that deadline.

4.02     PURCHASER'S ACTION AT CLOSING.  At the Closing, Purchaser shall:

         (a) execute, acknowledge, and deliver to Seller to evidence the assumption of the liabilities and obligations of Seller in connection with the Seller Deposit Liabilities and Assumed Contracts, an instrument or instruments of assumption in forms reasonably satisfactory to Purchaser;

         (b) receive,  accept and acknowledge delivery of all Seller Assets, and
         all  records  and  documentation   relating  thereto,  sold,  assigned,
         transferred, conveyed or delivered to Purchaser by Seller hereunder;

         (c) execute and deliver to Seller such written receipts for the Seller Assets assigned, transferred, conveyed or delivered to Purchaser hereunder as Seller may reasonably have requested at or before the Closing.

4.03     SELLER'S ACTIONS AT CLOSING.  At Closing, Seller shall:

         (a) deliver to Purchaser a duly executed and recordable general warranty deed conveying title to the Real Estate free and clear of all claims, liens and encumbrances (other than the Permitted Liens);

         (b) assign to Purchaser, Seller's rights in and to the Assumed Contracts, which are assignable and which constitute a part of the Seller Assets;

         (c) deliver to Purchaser the Seller Assets purchased hereunder which are capable of physical delivery and such appropriate bills of sale and other instruments of title as Purchaser may reasonably request to vest in Purchaser good and marketable title thereto, free and clear of all encumbrances (other than the Permitted Liens);

         (d) assign, transfer, and deliver to Purchaser the records and original documents (if available) pertaining to the Seller Deposit Liabilities (in whatever form or medium then maintained by Seller);

         (e) execute and deliver to Purchaser an instrument which shall assign and transfer Individual Retirement Accounts attributable to the Seller Office to Purchaser and which shall additionally appoint Purchaser as a successor trustee for such accounts;

         (f) assign, transfer and deliver and endorse over to Purchaser all promissory notes and other credit agreements, together with corresponding collateral (including, without limitation, mortgages and personal property liens) related to the Loans and all files and records and original documents, if available (in whatever form or medium then maintained by Seller), pertaining to the Loans;

         (g) deliver all other records and original documents (if available) related to the Seller Assets transferred to, and the Seller Deposit Liabilities assumed by, Purchaser; and,

         (h) make available and transfer to Purchaser all funds required to be paid to Purchaser pursuant to the terms of this Agreement.

4.04 CLOSING STATEMENT/METHOD OF PAYMENT. The parties shall prepare and execute at Closing a Closing Statement (the "Preliminary Settlement Statement") supported by appropriate exhibits, substantially in the form of Annex 4.04, showing the computation of the funds, if any, due to Purchaser (the "Cash Payment"). The Cash Payment, as set forth pursuant to the terms of Section 1.04 hereof but determined as if the Closing occurred on the business immediately prior to the Closing Date, shall be made on the Closing Date in immediately available federal funds. At least two business days prior to Closing, Purchaser and Seller shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred.

4.05     POST CLOSING ADJUSTMENTS.

         (a) As soon as reasonably practicable after the Closing Date, but no later than twelve (12) business days thereafter, Seller shall provide Purchaser with: (1) final Annexes 1.02(h) and 1.03(b) that shall accurately reflect the related balances as shown on the financial records of Seller as of the close of business on the Closing Date calculated in accordance with generally accepted accounting principles consistently applied, and (ii) a final schedule that shall accurately reflect the amount of Cash on Hand as of the close of business on the Closing date, which schedule shall be prepared by Seller based upon a cash count to be mutually conducted by Seller and Purchaser at the close of business on the day of the Closing Date.

         (b) Purchaser and its accountants and attorneys shall have the right to review any and all documents (and to interview any and all Seller personnel) reasonably necessary or desirable to confirm the accuracy of final Annexes 1.02(h) and 1.03(b) and the final cash schedule.

         (c) As soon as reasonably practicable after the Closing Date, but no later than twelve (12) business days thereafter, Seller shall prepare and deliver to Purchaser a final settlement statement (the "Final Settlement Statement"), in the form of Annex 4.05(c) hereto, which shall show the calculation of the final Acquisition Consideration based on the final Annexes and Schedules delivered pursuant to Section 4.05(a) hereof. Upon delivery of the Final Settlement Statement, Purchaser or Seller, as the case maybe, shall promptly make such payments in the amount and manner as are specified in Section 4.05(d) hereof.

         (d) If the Cash Payment shown on the Final Settlement Statement (the "Final Payment Amount") is different from the Cash Payment made on the Closing Date, then a payment or refund shall be promptly made by Seller or Purchaser necessary to reflect the Final Payment Amount. Such refund or payment shall be made by wire transfer in immediately available funds, together with interest thereon for the number of days from and including the Closing Date to such settlement date, but excluding such settlement date, at the rate per annum equal to the average during such period of the average of the daily high and low rates for federal funds on each business day during such period, as such rates are published in the Midwestern Edition of the Wall Street Journal, computed on the basis of a 365-day year.

4.06 CONDITIONS TO OBLIGATION OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions precedent on or before the Closing, any of which may be waived by Seller:

         (a) the  representations  and  warranties  of  Purchaser  set  forth in
         Section 3.01 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on the Closing;

         (b) Purchaser, in all material respects, shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing;

         (c) receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the transactions contemplated herein (including the expiration of all applicable waiting periods);

         (d) there shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (1) challenging the transactions contemplated by this Agreement or the terms thereof; or (2) seeking to prohibit the transactions contemplated by this Agreement, which, in the reasonable opinion of Seller's counsel, has a reasonable probability of success.

4.07 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent on or before the Closing, any of which may be waived by Purchaser:

         (a) the  representations  and warranties of Seller set forth in Section
         3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on the Closing;

         (b) Seller, in all material respects, shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or at the Closing;

         (c) Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the transactions contemplated hereby and the operation of the Seller Office by Purchaser (including the expiration of all applicable waiting periods), on terms and conditions satisfactory to Purchaser (other than standard terms and conditions);

         (d) there shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (1) challenging the transactions contemplated by this Agreement or the terms thereof or (2) seeking to prohibit the transactions contemplated by this Agreement, which, in the opinion of Purchaser's counsel, has a reasonable probability of success; and

         (e) there shall have been no material adverse change in the business, financial condition, or operations of the Seller Office (other than changes resulting from or attributable to (i) changes in laws and regulations, or (ii) economic conditions (including without limitation interest rates), in either case that affect banking institutions generally or the ability to conduct banking operations at the Seller Office, or in the physical condition of the Seller Assets from the physical condition that exists as of the date of this Agreement, or in the quality of the Loans (taken as a whole) from the quality that exists as of the date of this Agreement.

                                    ARTICLE V

                      GENERAL COVENANTS AND INDEMNIFICATION

5.01 CONFIDENTIALITY OBLIGATIONS OF SELLER. From and after the date hereof, Seller shall, and shall cause its subsidiaries and affiliates to, treat all information received from Purchaser concerning the business, assets, operations, and financial condition of Purchaser as confidential, unless and to the extent that Seller can demonstrate that such information was already known to Seller or such subsidiary or affiliates or in the public domain or was subsequently independently developed by Seller; and Seller shall, and shall cause its subsidiaries and affiliates to, not use any such information (so required to be treated as confidential) for any purposes except in furtherance of the transactions contemplated hereby. From and after the date of Closing, Seller shall, and shall cause its subsidiaries and affiliates to, treat all information regarding the Seller Office as confidential, and Seller shall, and shall cause its subsidiaries and affiliates to, not use any such information so required to be treated as confidential for any purpose. Upon the termination of this Agreement, Seller shall, and shall cause its affiliates to, promptly return all documents and work papers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of Purchaser in connection with the transactions contemplated hereby. The covenants of Seller contained in this Section 5.01 shall survive any termination of this Agreement; provided, however, that neither Seller nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 5.01 if Seller or any of such affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction, provided that prior to such disclosure, Seller shall give Purchaser reasonable prior notice thereof.

5.02 CONFIDENTIALITY OBLIGATIONS OF PURCHASER. From and after the date hereof, Purchaser shall, and shall cause its subsidiaries and affiliates to, treat all information received from Seller concerning the business, assets, operations, and financial condition of Seller, as confidential, unless and to the extent that Purchaser can demonstrate that such information was already known to Purchaser or such subsidiary or affiliates or in the public domain or was subsequently independently developed by Purchaser; and Purchaser shall, and shall cause its subsidiaries and affiliates to, not use any such information (so required to be treated as confidential) for any purposes except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Purchaser shall, and shall cause its affiliates to, promptly return all documents and work papers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of Seller in connection with the transactions contemplated hereby. The covenants of Purchaser contained in this Section 5.02 are of the essence and shall survive any termination of this Agreement; provided, however, that neither Purchaser nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 5.02 if Purchaser or any of such affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction, provided that, prior to such disclosure, Purchaser shall give Seller reasonable prior notice thereof.

5.03 INDEMNIFICATION BY BOTH PARTIES. Purchaser, on the one hand, and Seller, on the other hand. mutually agree to indemnity and hold each other harmless from, and to reimburse each other promptly for, any and all losses, liabilities, damages, expenses and other costs (including court costs, costs of investigation and reasonable attorneys' fees) ("Losses") that one party may suffer as the result of the material breach by the other party of any covenant, representation or warranty of that other party set forth in this Agreement.

5.04 INDEMNIFICATION BY SELLER. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all Losses arising out of any actions, suits, or other proceedings, claims or demands commenced by any third party prior to or after the Closing, which arise out of, or are in any way related to, (i) the operations of the Seller Office (including but not limited to claims for personal injuries arising from incidents occurring prior to the Closing) or the administration of any of the Deposit Accounts or Loans by Seller prior to the Closing, (ii) the Fixed Assets, Assumed Contracts, or Records, insofar as the basis for such action, suit, or other proceedings, claim or demand arose prior to the Closing, or (iii) the fiduciary duties of Seller arising prior to the Closing with respect to the individual retirement accounts assumed by Purchaser or included within the Seller Deposit Liabilities.

5.05 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnity, hold harmless and defend Seller from and against all Losses arising out of any actions, suits or other proceedings, claims or demands, which arise out of, or are in any way related to, (i) the operations of the Seller Office or the administration of any of the Seller Deposit Liabilities or Loans by Purchaser subsequent to the Closing, (ii) Fixed Assets, Assumed Contracts, or Records, insofar as the basis for such action, suit or other proceeding, claim or demand arises subsequent to the Closing, or (iii) the fiduciary duties of Purchaser arising subsequent to Closing with respect to the individual retirement accounts assumed by Purchaser or included within the Seller Deposit Liabilities.

5.06     CLAIMS.

         (a) DEFENSE OF CLAIMS. Should any claim be made, or suit or proceeding be instituted against a Buyer or Seller (the "Indemnified Party"), which, if valid or prosecuted successfully, would be a matter for which such Indemnified Party is entitled to indemnification under this Agreement (a "Claim") from the other party (the "Indemnifying Party"), the Indemnified Party shall notify the Indemnifying Party in writing concerning the same promptly after the assertion or commencement thereof. The Indemnified Party shall in the first instance file in a timely manner any answer or pleading with respect to a suit or proceeding if such action is necessary to avoid default or other material adverse results. The party having the greater risk of financial loss with respect to such Claim (the "Lead Party") shall control the defense thereof and shall use reasonable efforts to defeat or minimize any loss resulting from such Claim. The Lead Party shall provide the other party (the "Non-Lead Party") with such information and opportunity for consultation (including estimations regarding costs and fees) as may reasonably be requested and the Non-Lead Party shall be entitled, at its own expense, to participate in the defense of a claim and to engage counsel for such purpose. All costs and expenses incurred by the Lead Party in connection with the defense of a Claim shall in the first instance be paid by the Lead Party. Any reasonable costs and expenses so paid by the Indemnified Party shall be subject to the Indemnified Party's rights to indemnification under this Agreement.

         (b) SETTLEMENT OF CLAIMS. No settlement of a Claim involving liability of an Indemnified Party subject to indemnification under this Agreement shall be made without prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. For these purposes, consent shall be presumed in the case of settlements of $5,000 or less wherein the Indemnifying Party has not responded within ten (10) business days of written notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party which will bear the larger financial loss resulting from such settlement and the application of the indemnification provisions set forth in this Agreement will make the final determination in respect thereto, which determination will be final and binding on all involved parties.

5.07 REQUEST FOR INDEMNIFICATION. If at any time or from time to time any party shall determine that it is entitled to indemnification under this Agreement, such party shall give written notice to the other party specifying the basis on which indemnification is sought, the amount of the asserted loss, damage or expense, as the case may be, and requesting indemnification. If indemnification is required under this Agreement with respect to a Claim, the parties contemplate that payment shall be made to the Indemnified Party at or about the time the Indemnified Party shall be required to make payment with respect to the Claim, unless there shall be a dispute as to the Indemnified Party's entitlement to indemnification, in which case adjustment will be made upon resolution of said dispute. Upon receipt of any request for indemnification, the Indemnifying Party may object thereto by delivering written notice of such objection to the Indemnified Party specifying in reasonable detail the basis on which such objection is made. In the case of objection to a request for indemnification as to a Claim, such objection shall be made within thirty (30) business days of notice from the Indemnified Party's requesting payment, unless the Indemnifying Party shall have earlier agreed to such liability. Failure on the part of the Indemnifying Party so to object shall constitute acceptance by such party of the request to indemnify as to such matter.

5.08 REDUCTION FOR INSURANCE. The amount which an Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Agreement shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereafter called an "Indemnity Payment." If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds up to an amount equal to the Indemnity Payment.

5.09 FURTHER ASSURANCES. From and after the date hereof, each party agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. The covenants of each of the parties hereto pursuant to this Section
5.06 shall survive the Closing.

                                   ARTICLE VI

                                   TERMINATION

6.01 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent and agreement of the parties hereto.

6.02 TERMINATION BY PURCHASER. This Agreement may be terminated and the transaction contemplated hereby abandoned by Purchaser:

         (a) Upon written notice to Seller, if at the time of such termination any of the conditions set forth in section 4.07 hereof are not satisfied and cannot reasonably be expected to be satisfied before the Termination Date.

         (b) If any regulatory approval required for consummation of this transaction is denied by the applicable regulatory authority or is granted upon satisfaction of conditions unacceptable in the reasonable judgment of Purchaser or Seller, or in the event that at any time prior to the Closing Date it shall become reasonably certain to Purchaser, with the advice of counsel, that a regulatory approval required for consummation of the transaction will not be obtained. For purposes hereof, a condition may be deemed "unacceptable" if in the reasonable, good faith judgment of Purchaser, it is reasonably probable that it would have a material adverse effect on the business, operations, assets or financial condition of Purchaser upon completion of the acquisition contemplated hereby or otherwise materially impair the value of Seller's business to be acquired hereunder, provided that in each case no such term or condition imposed by any regulatory authority shall be deemed to have such an effect unless it materially differs from terms and conditions customarily imposed by such an authority in connection with approvals of similar such transactions.

         (c)      In accordance with Section 4.01.

6.03 TERMINATION BY SELLER. This Agreement may be terminated and the transaction contemplated hereby abandoned by Seller:

         (a) Upon written notice to Purchaser, if at the time of such termination any of the conditions set forth in Section 4.06 hereof are not satisfied and cannot reasonably be expected to be satisfied before the Termination Date.

         (b) If any regulatory approval required for consummation of this transaction is denied by the applicable regulatory authority or is granted upon satisfaction of conditions unacceptable in the reasonable judgment of Seller, or in the event that at any time prior to the Closing Date it shall become reasonably certain to Seller, with the advice of counsel, that a regulatory approval required for consummation of the transaction will not be obtained. For purposes hereof, a condition may be deemed "unacceptable" if in the reasonable, good faith judgment of Seller, it is reasonably probable that it would have a material adverse effect on the business, operations, assets or financial condition of Seller, provided that in each case no such term or condition imposed by any regulatory authority shall be deemed to have such an effect unless it materially differs from terms and conditions customarily imposed by such an authority in connection with approvals of similar such transactions.

         (c)      In accordance with Section 4.01.

6.04 TERMINATION BY EITHER PARTY. Upon written notice by either Seller (a "Party") or Purchaser (also a "Party"), at any time prior to the day of the Closing if and only if such Party is not in material breach of this Agreement and if the other Party has breached in any material respect any covenant or undertaking contained herein and such breach is not cured within thirty days of the date the nonbreaching Party gives notice of such breach to the breaching Party (provided no cure period shall be available for any breach which, due to the nature of the breach, cannot be cured, or for any breach which is the same or substantially similar to a prior breach for which a cure period has been given).

6.05 NOTICE OF TERMINATION. To exercise the right to terminate as provided in this section, the exercising party must advise the other party in writing, which notice shall be effective immediately upon its being delivered as referenced in
Section 7.09 hereof.

6.06 EFFECT OF TERMINATION. The termination of this Agreement pursuant to Sections 6.02 or 6.03 of this Agreement shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof. No termination of this Agreement shall affect or diminish the parties' obligations under Sections 5.01 and 5.02 of this Agreement, which shall survive the termination.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

7.01 NO SOLICITATION BY SELLER. For a period of three (3) years after the Closing Date, Seller shall not specifically target and solicit customers of the Seller Office for the provision of services offered by or competitive with services offered by Purchaser in Marshall County, Kentucky; provided, however, these restrictions shall not restrict (i) general mass mailings or other similar communications provided such communications do not utilize or incorporate any customer or mailing list compiled from customers of the Seller Office or which consists primarily of customers of the Seller Office or which are targeted only to the Marshall County area or (ii) communications with Seller's then loan customers for the purpose of renewing, extending or modifying their loans. In addition, Seller will not, for a period of three (3) years after the Closing Date, establish a banking or thrift office in Marshall County, Kentucky; provided however that nothing herein shall prevent Seller from acquiring and operating a branch in Marshall County, Kentucky through the purchase of a financial institution whose main office is not located in Marshall County, Kentucky.

7.02 NOTICES TO DEPOSITORS. Seller shall use its best efforts to provide Purchaser an intermediate customer list (on paper and on a computer diskette) of the Deposits to be assumed as of forty-five days prior to the Closing. On the Closing Date, Seller shall provide a final customer list of the Seller Deposit Liabilities. At least fourteen (14) days before the Closing (or on such earlier or later date as may be required by law), Purchaser shall mail notice (the "Notification") to the holders of the Deposit Accounts to be assumed that, subject to the closing requirements, Purchaser will be assuming the liability of the Seller Deposit Liabilities. The Notification will be based on the list and labels referred to above and a log maintained at the Seller Office of the new accounts opened since the date of said list. Seller shall provide Purchaser with a copy of said log up to the date of Seller's mailing. In the Deposit Account Notification, Purchaser shall set out the details of its administration of the assumed accounts and may, with Seller's prior written consent (which shall not be unreasonably withheld), communicate and mail information, brochures, bulletins, press releases and other communications to depositors of the Seller Office concerning the business and operations of Purchaser. Each party shall obtain the other party's prior approval of its notification letter(s) and any other communications to depositors of the Seller Office regarding the transactions contemplated hereby (which approval shall not be unreasonably withheld). The Notification may be made jointly if (a) it is permitted by applicable statutes and regulations and (b) Seller and Purchaser can agree to the content thereof.

7.03     POST CLOSING RECONCILIATION.

         (A) INCLEARING ITEMS. As of the opening of business on the Closing Date, Seller shall expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Accounts (hereinafter collectively referred to as the "Paper Items"). For a period of sixty (60) days following the Closing Date (the "Inclearing Period"), Seller shall continue to process checks or drafts drawn on Deposits which are not intercepted by the FRB. On each banking day during the Inclearing Period, Seller shall send to Purchaser by overnight mail all inclearing items received for payment that day. Upon expiration of the Inclearing Period, Seller shall cease honoring inclearing items presented against the Deposit Accounts and such items shall be returned marked "Refer to Maker". Seller and Purchaser shall settle amounts due under this Section 7.03 by wire transfer.

         (B) ACH TRANSACTIONS. At least thirty (30) days prior to the Closing Date, Seller shall deliver to Purchaser (i) copies of all ACH origination forms for social security payments, and (ii) all other records and information necessary for Purchaser to administer the ACH transactions. For a period of one hundred twenty (120) days following the Closing Date, Seller agrees to continue to accept and immediately forward to Purchaser in paper format all automated clearinghouse entries ("ACH") and corresponding funds. Seller also agrees to include the originator identification number, and Purchaser agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to Purchaser. Upon expiration of such one hundred twenty (120) day period, Seller shall discontinue accepting and forwarding ACH transactions to the Purchaser. Transactions will be returned to the originators marked "Branch Sold to Another DFI," with code R12 included as the reason for the return. Purchaser agrees to complete and obtain Federal Reserve acceptance of the ACH Federal Reserve Agreement prior to the Closing Date. All returns received by Seller after the Closing Date for ACH transactions processed on or before the Closing Date for any of the Deposit Accounts will be provided to Purchaser as received for appropriate posting to the Deposit Accounts. Simultaneously, Seller shall credit or debit the Due to Account (defined in Section 7.16, below) as appropriate. Purchaser shall notify Seller of any ACH returns which it initiates after the Closing Date with respect to ACH transactions processed on or before the Closing Date for any of the Deposit Accounts and Seller shall make any appropriate entries to the Due to Account.

         (C) OVER-THE-COUNTER RETURNED ITEMS. For a period of ninety (90) days following the Closing Date, Seller shall, by facsimile, provide Purchaser with-a list of any over-the-counter returned items on the day they are received by Seller. Over-the-counter returned items are those items that are included within the Seller Deposit Liabilities transferred to Purchaser but that are returned unpaid to Seller after the Closing Date. Seller shall send such items by overnight mail to Purchaser for "next banking day" delivery. On the same day, Purchaser shall transmit to Seller in immediately available funds by wire transfer, the sum of over-the-counter returned items for which sufficient available funds were in the applicable accounts to cover the over-the-counter returned items, and Seller shall refund to Purchaser any Deposit Premium paid with respect to such amounts. Purchaser agrees to prohibit withdrawals from, or debits to, any Deposit Accounts which do not have a sufficient available funds balance to cover any over-the-counter returned items until such over-the-counter returned items are paid to Seller. Notwithstanding the foregoing, Seller shall bear all liability for items deposited or negotiated at the Seller Office prior to or on the Closing Date and subsequently returned as uncollectible to the extent that an overdraft is created immediately after (i) the exercise of Purchaser's lawful rights of offset and (ii) the application of any availability under any overdraft line of credit relating to the affected account or accounts, provided that Purchaser shall handle returned items expeditiously under the permanent rules established by the FRB in Regulation J and Regulation CC.

         (D) WITHHOLDING. Seller shall deliver to Purchaser (i) on or before the Closing Date, a list of all "B" (TINs do not match) and "C" (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions and (ii) for a period of one hundred twenty
         (120) calendar days after the Closing Date, all notices received by the Seller from the IRS imposing or releasing withholding restrictions on the Seller Deposit Liabilities. Any amounts withheld by Seller up to and including the Closing Date shall be remitted by Seller to the appropriate governmental agency on or prior to the time they are due. Any withholding obligations required to be remitted to the appropriate governmental agency up to and including the Closing Date will be withheld and remitted by Seller. Any withholding obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to withholding obligations after the Closing Date and not withheld by Seller as set forth above will be remitted by Purchaser. Any penalties described on a "B" notice from the IRS or any similar penalties that relate to the Seller Deposit Liabilities opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice (subject to Seller's rights to contest such penalties).

         (E) REPORTING OBLIGATIONS. Seller shall comply with all federal and state income tax reporting requirements with respect to the Seller Deposit Liabilities and interest paid thereon through the Closing. Purchaser shall comply with all federal and state income tax reporting requirements with respect to the Seller Deposit Liabilities and interest paid thereon after the Closing. Seller shall provide TINs and any other information that may be required by Purchaser in this regard.

         (F) LOAN PAYMENTS. For a period of ninety (90) days after the Closing Date, Seller will forward to Purchaser loan payments received by Seller with respect to the Loans.

7.04 EFFECT OF TRANSITIONAL ACTION. Except as and to the extent expressly set forth in this Article VII, nothing contained in this Article VII shall be construed to be an abridgement or nullification of the rights, customs, and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article VII.

7.05 EXPENSES. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expense, whether or not the transactions contemplated hereby are consummated.

7.06 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Respective covenants, representations and warranties of Purchaser and Seller contained or referred to in this Agreement shall survive the Closing for a period of five years and shall not be deemed to merge therewith or terminate thereby.

7.07 SUCCESSORS AND ASSIGNS. All of the obligations of the parties hereunder, including, without limitation, the indemnification obligations in section 5.03 and 5.04, shall be binding upon the successors and assigns of the parties.

7.08 WAIVERS. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instruments:

         (a) Any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto.

         (b) Compliance with any of the covenants or agreements of the other party contained in this Agreement.

         (c) The performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein.

         (d) Satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

7.09 NOTICES. Any notice or other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return-receipt mail, postage prepaid addressed as follows:

                 IF TO SELLER:   REPUBLIC BANK &TRUST COMPANY
                                 601 West Market Street
                                 Louisville, Kentucky 40202-2700
                                 Attention: Bill Petter, Chief Financial Officer

                 WITH COPIES TO: REPUBLIC BANK &TRUST COMPANY
                                 601 West Market Street
                                 Louisville, Kentucky 40202-2700
                                 Attention: Steve Trager, Vice Chairman





                IF TO PURCHASER: PEOPLES FIRST NATIONAL BANK AND TRUST
                                 Kentucky Ave at 4th Street
                                 P.O. Box 2200
                                 Paducah, Kentucky 42002-2200
                                 Attention:

                WITH COPIES TO:  Brown, Todd & Heyburn, PLLC
                                 3200 Providian Center
                                 Louisville, Kentucky 40202-3363
                                 Attention: R. James Straus

or to such other person or address as any such party may designate by notice to the other parties and shall be deemed to have been given as of the date received.

7.10 COOPERATION ON OPEN ITEMS AND OTHER MATTERS. After Closing the parties agree to cooperate with each other with respect to the processing of outstanding checks, ATM transactions and other open items which originated prior to Closing.

7.11 PARTIES IN INTEREST; ASSIGNMENT; AMENDMENT. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned (except by operation of law due to a merger of Purchaser or Seller with a third party), and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successor and assigns.


7.12 ENTIRE AGREEMENT. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. Annexes and Appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.


7.13 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, except to the extent precluded by federal law of mandatory application.

7.14 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.15 RISK OF LOSS. The risk of any loss or damage to any of the Seller Assets by fire or any other casualty or cause shall be borne by Seller at all times through the Closing Date, and by Purchaser thereafter.

7.16 TRANSACTION ACCOUNT. Purchaser shall establish a transaction account with Seller (the "Due to Account") for purposes of accepting credits to, and absorbing debits against, the cash balances to be transferred as a result of adjustments made pursuant to this Agreement after the Closing Date. Seller shall be authorized to make the deposits and withdrawals from and to the Due to Account without the signature of Purchaser but only to the extent of the adjustments specifically provided for in this Agreement. Seller shall provide to Purchaser a full record of all transactions in the Due to Account by 8:00 a.m. eastern time of the business day following any such transactions. Any negative (collected) balances in the Due to Account shall represent an advance to Purchaser bearing interest, which shall be debited against the Due to Account at the end of each month at the applicable Federal Funds Rate on the last business day of such month.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the respective officers thereunto duly authorized, all as of the date first above written.


7.1
PEOPLES FIRST NATIONAL BANK AND TRUST      REPUBLIC BANK & TRUST COMPANY

By: /s/                                    By: /s/
   ----------------------------------         ----------------------------------
Its:                                       Its:
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ATTEST:                                    ATTEST:
By: /s/                                    By: /s/
   ----------------------------------         ----------------------------------
Its:                                       Its:
   ----------------------------------         ----------------------------------

The exhibits to the Agreement have been omitted from this filing in reliance on Rule 601(b)(2) of Regulation S-K. Republic Bancorp, Inc. will furnish supplemental a copy of any omitted exhibit to the Securities and Exchange Commission upon request.